Exhibit 10.1
June 15, 2007

Sequiam Corporation
300 Sunport Lane
Orlando, FL 32809
Attention: Mark Mroczkowski

Re: Notice under Agreement dated as of March 30, 2007 made by Sequiam Corporation and Biometrics Investors, L.L.C.

Dear Sirs:

Biometrics Investors, L.L.C., a Delaware limited liability company ("Lender"), and Sequiam Corporation, a California corporation ("Borrower"), have entered into that Agreement dated as of March 30, 2007 (the "Loan Agreement").  Pursuant to the terms and conditions of the Loan Agreement, Borrower has executed and delivered to Lender Term Note A dated March 30, 2007 in the amount of $6,500,000 ("Term Note A").  Terms defined in the Loan Agreement are used with the same meanings in this notice.

Mark Mroczkowski and Nick VandenBrekel ("Subordinated Lenders") have also executed and delivered to Lender that Subordination Agreement dated as of March 30, 2007 (the "Subordination Agreement"), which Subordination Agreement has been acknowledged and agreed to by Borrower.  The Subordination Agreement is identified as an "Other Agreement" under the Loan Agreement.

The Subordination Agreement identifies certain specific indebtedness from the Borrower to the Subordinated Lenders and defines both that specific indebtedness and "principal, interest and other fees attributable to any other indebtedness owed by the Company to either Mark Mroczowski or Nick VandenBrekel" in the term "Outstanding Indebtedness."  Under the Subordination Agreement, the Outstanding Indebtedness is included in the term "Junior Liabilities."  Subordination Agreement, Section 1.

The Subordination Agreement states:

[t]he payment of the Junior Liabilities shall be postponed and subordinated to the payment in full of the Senior Liabilities.  Furthermore, no payments or other distributions whatsoever in respect of any Junior Liabilities shall be made, nor shall any property or assets of any Subordinated Lender be applied to the purchase or other acquisition or retirement of any Junior Liability.  Subordination Agreement, Section 2.

Lender has been informed that in May, 2007, Mr. Nick VandenBrekel directed that the Borrower pay him the sum of approximately $250,000 in satisfaction of amounts alleged to have been owed by the Borrower to Mr. VandenBrekel.  Please be advised that any amounts owed by the Borrower to Mr. VandenBrekel constitute "Junior Liabilities" under the Subordination Agreement, and the payment of this amount violated the Subordination Agreement.  Under Section 14(b) of the Loan Agreement, Borrower's violation of the Subordination Agreement will constitute an Event of Default unless this violation is cured by Borrower within thirty (30) days after the date of this notice.  The occurrence of an Event of Default under the Agreement which will cause the entire outstanding balance of Term Note A, including all accrued and unpaid interest, to become immediately due and payable.

Please notify Lender when Borrower has recovered the payment made to Mr. VandenBrekel in violation of the Subordination Agreement.  If that payment is not recovered within thirty (30) days of the date of this notice, Lender will declare an Event of Default under the Loan Agreement.

BIOMETRICS INVESTORS, L.L.C., a Delaware limited liability company By: _________________________________ Name: ________________________________ Title: Manager

cc:	Greenberg Traurig, P.A.
450 S. Orange Avenue, Suite 650
Orlando, FL 32801
Attention: Randolph Fields, Esq.
(407) 650-8472